Exhibit 99.5

LYDALL ANNOUNCES RESULTS OF SPECIAL COMMITTEE INVESTIGATION

MANCHESTER, CT – July 28, 2004 — Lydall, Inc. (NYSE: LDL) today announced that the Special Committee of Lydall’s Board of Directors has completed its previously-announced investigation of the facts and circumstances surrounding the allegations made by Walter A. Ruschmeyer, its former Chief Financial Officer. The Special Committee has concluded that Mr. Ruschmeyer’s allegations – all of which relate to conduct that post-dates his tenure at the Company – are without merit. During its investigation, the Special Committee interviewed numerous current and former employees and sought to interview Mr. Ruschmeyer regarding his allegations. Through his counsel, Mr. Ruschmeyer repeatedly declined to be interviewed. The Special Committee received full cooperation from Lydall and all current and former employees whom it sought to interview.